Exhibit 99.1

EDITORIAL CONTACT:	INVESTOR CONTACT:
Dave Kroll	Mike Haase
(408) 749-3310	(408) 749-3124
dave.kroll@amd.com	mike.haase@amd.com

Ruth Cotter
(408) 749-3887
ruth.cotter@amd.com

AMD REPORTS SECOND QUARTER RESULTS

– 53 Percent Year-over-Year Sales Growth1 Driven by Record Adoption of AMD Opteron™ Processors –

SUNNYVALE, Calif. — July 20, 2006 — AMD (NYSE: AMD) today reported sales of $1.22 billion, operating income of $102 million, and net income of $89 million, or $0.18 per share, for the quarter ended July 2, 2006. These results include $18 million of employee stock-based compensation expense and a net gain of $10 million associated with Spansion LLC.’s repurchase of its 12.75 percent senior subordinated notes.

In the second quarter of 2005, excluding the Memory Products segment1, AMD reported sales of $797 million and operating income of $83 million. In the first quarter of 2006, AMD reported sales of $1.33 billion and operating income of $259 million.

				Change
	Q2-06	Q1-06	Q2-05[1]	Q2-06 vs Q1-06		Q2-06 vs Q2-05
Net Sales (billions)	$1.22	$1.33	$.80	(8.7)%		52.6%
Operating Income (millions)	$102	$259	$83	(60.6)%		22.9%
Gross Margin	56.8%	58.5%	58.0%	(1.7	)% points	(1.2	)% points

“While we achieved 53 percent year-over-year sales growth and recorded our twelfth consecutive quarter of greater than 20 percent year-over-year microprocessor sales growth, we are dissatisfied by not reaching our second quarter sales target,” said Robert J. Rivet, AMD’s chief financial officer.

“We are particularly pleased with the continued adoption of AMD solutions in the commercial segment. In particular, AMD Opteron processor sales grew 26 percent sequentially and we believe we gained server processor market share in the quarter. Sales to our largest global customers grew quarter-over-quarter as we continued to successfully execute our strategy. Sales through the distribution channel were down, primarily because we chose not to participate in certain deeply-discounted opportunities.

(1)	As a result of Spansion Inc.’s initial public offering (IPO) in December 2005, financial results for periods in 2006 compared to periods in 2005 do not correlate directly. All references to and comparisons with periods in 2005 exclude the results of the Company’s former Memory Products segment.

“Second quarter manufacturing execution was outstanding, with Fab 36 ramping 300mm capacity aggressively at mature yields. In addition, Chartered Semiconductor is now in production of AMD products.”

Second quarter sales were down from the prior quarter primarily due to the challenging pricing environment for high-volume desktop processors which negatively impacted average selling prices (ASPs). Total microprocessor unit shipments were down four percent sequentially.

Record AMD Opteron processor sales were driven by growing demand for single- and multi-socket server and workstation solutions. AMD Opteron processor unit shipments experienced double digit percentage growth quarter-over-quarter, and the sequential ASP percentage increase was in the single digits.

Second quarter gross margin was 56.8 percent, compared to 58.5 percent in the first quarter of 2006. The gross margin decrease was largely due to lower desktop processor ASPs. Operating income was $102 million in the second quarter, up from $83 million in the second quarter of 2005 and down from $259 million in the first quarter of 2006. The decline in operating income from the prior quarter was due largely to lower sales and increased operating expenses related to an extra week of operations in the quarter, and marketing expenses in support of the company’s long-term goals to acquire new customers, expand business with existing customers, and increase commercial sales.

ADDITIONAL HIGHLIGHTS

•	AMD expanded its footprint by adding new customers and increasing the number of platforms with existing customers.

•	Dell announced plans to offer Dual-Core AMD Opteron processor-based servers by the end of the year.

•	Lenovo announced plans to offer AMD-powered ThinkCentre commercial desktops.

•	Fujitsu Siemens Computers launched two new commercial offerings, an AMD Athlon 64 processor-based Esprimo desktop system and a thin client powered by an AMD Geode processor.

•	Sun Microsystems introduced a new AMD Geode processor-based commercial thin client.

•	Semp Toshiba, the second largest OEM in Brazil, began offering AMD-based desktop systems.

•	Tsinghua Tongfang, China’s third largest computer manufacturer and the second largest home PC brand in China, launched its first AMD-powered mobile solutions in China.

•	AMD continued its momentum in the mobile market, securing more than twice the AMD Turion 64 X2 mobile design wins at launch as compared to the original AMD Turion 64 launch.

•	AMD detailed its “Torrenza” initiative to accelerate industry-wide innovation on the AMD64 platform. Torrenza represents the industry’s first open x86 innovation platform, capitalizing on the unique advantages of the Direct Connect Architecture and HyperTransport. Torrenza will enable partners to innovate within a common ecosystem.

•	More than 90 percent of the top 100 and more than 55 percent of the top 500 of the Forbes Global 2000 companies or their subsidiaries are using AMD64 technology. Companies that have recently joined these growing ranks include CDW Corporation, Reliance Industries, Sanofi-Aventis, and Toyota, among others.

•	AMD Opteron processor-based systems represent the fastest growing platform on the Top500 Supercomputing list, with 81 AMD Opteron™ processor-based systems now on the list as reported by the TOP500 Organization.

•	AMD announced plans to flexibly expand its manufacturing operations, including converting Fab 30 from 200mm to 300mm production, expanding production capacity at Fab 36, and accelerating the transition to 45nm production within 18 months of initial 65nm production. AMD also received a non-binding $900 million cash incentive package consisting of grants and tax credits from the State of New York to build its next fabrication facility in Luther Forest, NY.

•	AMD, APC, Cadence Design Systems, Dell, Egenera, HP, IBM, Rackable Systems, SprayCool, Sun Microsystems, VMWare and other industry leaders initiated the formation of the Green Grid™ Alliance to share best practices to reduce power consumption in datacenters and raise awareness around critical energy optimization of datacenter management.

•	AMD continued to enhance performance in the award-winning AMD Athlon 64 processor family, including the launch of the AMD Athlon 64 FX 62 and the AMD Athlon 64 X2 5000+. AMD also announced a new line of energy-efficient desktop products delivering smaller, quieter, and more innovative PC designs.

•	AMD and Microsoft announced an agreement to jointly support flexible business models for emerging markets powered by Microsoft® FlexGo™ technology. The pay-as-you-go computing model allows customers to have a fully-featured PC by paying only for the time they use it.

CURRENT OUTLOOK

AMD’s outlook statements are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions.

AMD expects demand for its products to be seasonally strong in the second half of 2006, and we expect third quarter sales to increase sequentially.

AMD TELECONFERENCE

AMD will hold a conference call for the financial community at 2:30 p.m. PDT today to discuss second quarter financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at www.amd.com. The webcast will be available for 10 days after the conference call.

ABOUT AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative microprocessor solutions for computing, communications and consumer electronics markets. Founded in 1969, AMD is dedicated to delivering superior computing solutions based on customer needs that empower users worldwide. For more information visit www.amd.com.

CAUTIONARY STATEMENT

This release contains forward-looking statements concerning sales for the third quarter of 2006, AMD’s Torrenza initiative and AMD’s manufacturing capacity expansion plans, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks include the possibility that global business and economic conditions will worsen, resulting in lower than currently expected sales in the third quarter of 2006 and beyond; that Intel Corporation’s pricing, marketing programs, product bundling, new product introductions or other activities targeting the company’s microprocessor business will prevent attainment of the company’s current microprocessor sales plans; that demand for computers and, in turn, demand for the company’s microprocessors will be lower than currently expected; that adoption of AMD64 products by OEMs will not continue to occur as expected; that the company may not achieve its current product and technology introduction schedules; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to maintain its market leadership positions; that the company will not be able to obtain sufficient manufacturing capacity or components to meet demand for its products; that solutions providers will not provide the infrastructure to support the company’s AMD64 technology in a timely fashion; and that unfavorable results of operations of Spansion will adversely impact the company’s results of operations. We urge investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 25, 2005 and the Quarterly Report on Form 10-Q for the quarter ended March 26, 2006.

AMD, the AMD Arrow logo, AMD Athlon, AMD Opteron, AMD Geode, AMD Turion, and combinations thereof are trademarks of Advanced Micro Devices, Inc. Spansion is a trademark of Spansion, Inc. Other names used are for identification purposes only and may be trademarks of their respective owners.

Advanced Micro Devices, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands except per share amounts)

	Quarter Ended			Six Months Ended
	Jul. 2, 2006 (Unaudited)	Mar. 26, 2006 (Unaudited)	Jun. 26, 2005 (Unaudited)	Jul. 2, 2006 (Unaudited)	Jun. 26, 2005 (Unaudited)
Net sales	$1,216,367	$1,332,158	$1,259,918	$2,548,525	$2,486,546
Cost of sales (includes stock-based compensation expense of $2,200 for Q2 FY’06; $1,789 for Q1 FY’06 and $0 for Q2 FY’05; $3,989 for six months ended Jul. 2,06 and $0 for six months ended Jun. 26,05)	526,059	553,340	765,954	1,079,399	1,573,403

Gross margin	690,308	778,818	493,964	1,469,126	913,143
Gross margin %	56.8%	58.5%	39.2%	57.6%	36.7%
Research and development (includes stock-based compensation expense of $6,834 for Q2 FY’06; $4,094 for Q1 FY’06 and $0 for Q2 FY’05; $10,928 for six months ended Jul. 2,06 and $0 for six months ended Jun. 26,05)	278,674	264,176	272,584	542,850	525,706
Marketing, general and administrative (includes stock-based compensation expense of $9,020 for Q2 FY’06; $9,162 for Q1 FY’06; $313 for Q2 FY’05; $18,182 for six months ended Jul. 2,06 and $456 for six months ended Jun. 26,05)	309,525	256,042	228,511	565,567	440,225

Operating income (loss)	102,109	258,600	(7,131)	360,709	(52,788)
Interest income	35,308	28,162	7,194	63,470	14,079
Interest expense	(17,859)	(23,247)	(25,653)	(41,106)	(49,898)
Other income (expense), net	7,240	(19,128)	(4,096)	(11,888)	(7,007)

Income (loss) before minority interest, equity in net loss of Spansion Inc. and income taxes	126,798	244,387	(29,686)	371,185	(95,614)
Minority interest of consolidated subsidiaries	(7,183)	(6,347)	37,905	(13,530)	84,758
Equity in net loss of Spansion Inc.	(12,467)	(18,243)	—	(30,710)	—
Provision (benefit) for income taxes	18,301	35,273	(3,100)	53,574	(4,752)

Net income (loss)	$88,847	$184,524	$11,319	$273,371	$(6,104)

Net income (loss) per common share
Basic	$0.18	$0.40	$0.03	$0.58	$(0.02)
Diluted	$0.18	$0.38	$0.03	$0.55	$(0.02)

Shares used in per share calculation
Basic	484,541	464,080	395,414	474,311	394,245
Diluted	500,176	495,326	405,739	497,542	394,245

Advanced Micro Devices, Inc.

CONSOLIDATED BALANCE SHEETS

(Thousands)

	Jul. 2, 2006 (Unaudited)	Mar. 26, 2006 (Unaudited)	Dec. 25, 2005*
Assets
Current assets:
Cash, cash equivalents and short-term investments	$2,530,062	$2,632,663	$1,794,766
Accounts receivable, net	571,539	819,963	805,531
Inventories	405,285	337,216	388,631
Prepaid expenses and other current assets	308,323	322,031	477,302
Deferred income taxes	90,323	104,980	92,606

Total current assets	3,905,532	4,216,853	3,558,836
Property, plant and equipment, net	3,163,181	2,874,887	2,701,000
Net investment in Spansion Inc.	686,984	700,329	721,342
Other assets	306,198	259,976	306,601

Total Assets	$8,061,895	$8,052,045	$7,287,779

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	706,454	847,178	855,834
Accrued compensation and benefits	161,547	258,791	226,874
Accrued liabilities	429,843	403,116	388,998
Income taxes payable	45,567	33,871	3,326
Deferred income on shipments to distributors	189,992	194,940	141,898
Current portion of long-term debt and capital lease obligations	45,139	42,408	43,224
Other current liabilities	175,947	168,220	161,807

Total current liabilities	1,754,489	1,948,524	1,821,961

Deferred income taxes	90,323	104,980	92,606
Long-term debt and capital lease obligations	647,109	615,874	1,327,065
Other long-term liabilities	450,289	428,074	459,322
Minority interest in consolidated subsidiaries	267,095	244,672	234,988

Stockholders’ equity:
Capital stock:
Common stock, par value	4,854	4,832	4,355
Capital in excess of par value	3,921,786	3,869,620	2,710,168
Retained earnings	747,160	658,262	473,678
Accumulated other comprehensive income	178,790	177,207	163,636

Total stockholders’ equity	4,852,590	4,709,921	3,351,837

Total Liabilities and Stockholders’ Equity	$8,061,895	$8,052,045	$7,287,779

*	Derived from the December 25, 2005 audited financial statements of Advanced Micro Devices, Inc.

Advanced Micro Devices, Inc.

SELECTED CORPORATE DATA

(Unaudited)

(Millions except headcount and percentages)

	Quarter Ended			Six Months Ended
	Jul. 2, 2006	Mar. 26, 2006	Jun. 26, 2005	Jul. 2, 2006	Jun. 26, 2005
Segment Information (6)
Computation Products (2)
Net sales	$1,172	$1,299	$767	$2,471	$1,517
Operating income	113	284	99	398	181

Embedded Products (3)
Net sales	44	38	30	82	60
Operating loss	(6)	(11)	(12)	(17)	(26)

All Other (4)
Net sales	—	(5)	—	(5)	—
Operating loss	(5)	(14)	(4)	(20)	(8)

Subtotal (excluding Memory Products segment)
Net sales	1,216	1,332	797	2,548	1,577
Operating income	102	259	83	361	147

Memory Products (5)
Net sales	—	—	462	—	910
Operating loss	—	—	(90)	—	(199)

Total AMD
Net sales	1,216	1,332	1,260	2,548	2,487
Operating income (loss)	102	259	(7)	361	(53)

Other Data (AMD excluding Memory Products segment)
Gross margin %	56.8%	58.5%	58.0%	57.6%	55.4%
Research and development expenses	$279	$264	$199	$543	$382
Marketing, general and administrative expenses	$310	$256	$181	$566	$345
Depreciation & amortization	$193	$174	$174	$367	$361
Capital additions	$455	$310	$232	$765	$682
Headcount	10,967	10,246	8,843	10,967	8,843
International sales %	70.2%	69.5%	68.6%	69.8%	69.5%

EBITDA (1)	$318	$417	$352	$735	$690

(1)	RECONCILIATION OF NET INCOME (LOSS) TO EBITDA*

Net income (loss)	$89	$185	$11	$273	$(6)
Depreciation and amortization	193	174	318	367	651
Interest expense	18	23	26	41	50
Provision (benefit) for income taxes	18	35	(3)	54	(5)

EBITDA	$318	$417	$352	$735	$690

*	Starting Q106, the Company defines EBITDA as net income (loss) adjusted for interest expense, tax, depreciation and amortization. Prior period information has been restated to conform to current period presentation.
(2)	Computation Products segment includes PC processors and Chipsets.
(3)	Embedded Products segment, formerly known as Personal Connectivity Solution Products, includes Embedded Processors and Products for global commercial and consumer markets.
(4)	The All Other category includes certain operating expenses and credits that are not allocated to the operating segments and, starting Q305, includes Personal Internet Communicator (PIC) products.
(5)	Memory Products segment included Flash memory products of AMD and Spansion. Spansion closed its IPO on Dec 21, 2005. Since that time, AMD uses the equity method of accounting to reflect its proportionate share of Spansion’s net income (loss).
(6)	Starting Q405, the Company has allocated bonus and profit sharing expenses to the segments. Prior period information has been restated to conform to current period presentation.

Note: Figures may not foot due to rounding